Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Paul D. Geraghty, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION COMPLETES ACQUISITION OF EAST PENN FINANCIAL CORPORATION

Harleysville, PA – November 19, 2007- Harleysville National Corporation (NASDAQ: HNBC) announced today the completion of its acquisition of East Penn Financial Corporation (NASDAQ: EPEN).  Under the terms of the Agreement and Plan of Merger dated as of May 15, 2007, as amended August 29, 2007, East Penn Financial Corporation has been acquired by HNBC and East Penn Financial’s wholly owned subsidiary, East Penn Bank, a $440 million bank offering deposit and lending services throughout the Lehigh Valley, PA, has merged with and into Harleysville National Bank, HNBC’s banking subsidiary (HNB).  These transactions were effective on November 16, 2007.  Shares of East Penn Financial will no longer be listed on the NASDAQ stock exchange, but the HNBC stock issued to East Penn Financial shareholders continues to trade on the NASDAQ Global Select Market®.
“We are very excited about the opportunities this partnership brings not only to our customers but also to our employees and communities.  I am proud of the way both East Penn and Harleysville team members have been working together.  Through their hard work and dedication we have achieved a full system conversion which allows our combined customers to enjoy the benefit of a wide array of financial services delivered seamlessly by friendly, knowledgeable professionals at over 50 locations in eight counties throughout eastern Pennsylvania,” said Paul D. Geraghty, President and CEO of HNBC.
Brent L. Peters, President and Chief Executive Officer of East Penn Financial, said, “Our team is pleased to offer customers expanded product, service and location options while maintaining the same high-quality service and community commitment our bank is known for.  We are pleased to be maintaining our entire team of frontline staff, which will allow us to continue to provide exceptional service to our valued customers.  Together with our Harleysville teammates we look forward to building and enhancing relationships together throughout our expanded market.”

As part of the agreement, East Penn Bank continues to operate under the East Penn name and logo, as a division of HNB.  Nine of HNB’s existing branches have been transferred to the East Penn division including those in Lehigh, Carbon, Monroe, and Northampton Counties.  Mr. Peters continues with HNBC as Executive Vice President and President of the East Penn Bank division. He has also joined the HNBC and HNB Boards of Directors.  A new East Penn Division advisory board will be formed with directors of East Penn Financial.
With the addition of East Penn’s nine branch offices, the banks’ combined customers have access to over 50 locations throughout eight counties in eastern Pennsylvania.  East Penn customers now have an expanded menu of products and services such as investment management, financial planning, trust and custom credit solutions offered by HNB’s Millennium Wealth Management division and compensation, insurance and estate planning through Cornerstone Advisors.  They will also have access to over 32,000 fee-free ATMs throughout the United States.
Based on the terms of the merger agreement and current stock prices, the value of the transaction at the effective date is approximately $85.0 million or $13.41 per share of East Penn Financial stock.  East Penn shareholders who made a valid stock election will receive .8416 shares of Harleysville National Corporation common stock for each share of East Penn common stock for approximately 89% of their shares.  They will receive $14.50 per share in cash for the remaining shares.  All other shareholders who made a valid cash election or no election will receive $14.50 in cash for each share of East Penn Financial common stock.  The merger consideration includes the issuance of approximately 2,433,000 shares of HNC common stock and the payment of approximately $50.7 million in cash.  The transaction is expected to be accretive to HNBC’s earnings for the calendar year of 2008.
Harleysville National Corporation was advised by Janney Montgomery Scott LLC and Stradley Ronon Stevens & Young, LLP.  East Penn Financial’s financial advisor was Sandler O’Neill and Partners, L.P. and its special legal counsel was Bybel Rutledge LLP.

Harleysville National Corporation, with assets of $3.8 billion, including the acquisition of East Penn Financial Corporation, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.3 billion.  Harleysville National Corporation stock is traded under the symbol “HNBC” and is commonly quoted on the NASDAQ Global Select Market®.  For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.